Exhibit 99.1

[GRAPHIC OMITTED]

           American Telecom Services Receives 2006 Product of the Year
                      Award from Communications Solutions

               X10001P Cordless Internet Phone with Lingo Service
                       Honored for Outstanding Innovation

CITY OF INDUSTRY, Calif., May 8, 2007 /PRNewswire-FirstCall/ -- American Telecom Services, Inc. (Amex: TES - News), a leader in the "Convergence of Voice Communications", today announced that Technology Marketing Corporation's (TMC) Communications Solutions (www.tmcnet.com/comsol) has named ATS' X10001P Telephone System with Lingo service as a recipient of a 2006 Product of the Year Award.

Adam Somer, Co-President of American Telecom Services commented, "We are delighted to have received this award and thankful that a prestigious industry publication like TMC Communications Solutions has recognized this innovative product as a leader in the space. American Telecom Services is dedicated to outstanding innovation, both in terms of state-of-the-art phones and unique services for customers, all designed to save mainstream consumers money. We thank TMC for this honor and look forward to building off this achievement in 2007 and beyond."

"American Telecom Services has been recognized with a 2006 Product of the Year Award for their excellence in technological advancement and application refinement," said Rich Tehrani, TMC President and Group Editor-in-Chief of Communications Solutions, "American Telecom Services has proven they are committed to quality and excellence in solutions that benefit the customer experience as well as ROI for the companies that use them. I am pleased to honor their hard work and accomplishments and look forward to more innovative solutions from them in the future."

The seventh annual Communications Solutions Product of the Year Award recognizes the vision, leadership and attention to detail that are the hallmarks of the prestigious award. The most innovative products and services brought to market in 2006 have been selected as recipients of this year's Communications Solutions Product of the Year Award for their groundbreaking achievement.

The 2006 Product of the Year Award winners can be found on the Communications Solutions Web site.

The X10001P is a Digital Clear Expandable Cordless Internet Phone with Lingo service which connects directly into the user's broadband modem and has an output for the user's PC, eliminating the need for an external router and confusing wiring. The X10001P is expandable to a total of four cordless handsets; each communicating with the master base. The extensions come bundled with their own charger which can be placed in any room with a power outlet. The X10001P uses DECT 6.0, ensuring that the connection between the handset and the base is interference free (from common household items such as other phones, Wi-Fi or microwave ovens). With a range of more than 900 feet, support for analog phones and fax machines and a wide range of state-of-the-art features, the X10001P provides consumers with exceptional value and the ability to save hundreds of dollars a year on their phone service.

About TMC

Technology  Marketing  Corporation  (TMC)  publishes  four  print  publications:
Customer Inter@ction Solutions, INTERNET TELEPHONY Magazine, http://www.tmcnet.com/sipIMS Magazine and Unified Communications (launching summer 2007). TMCnet, TMC's Web site, is the leading source of news and articles for the communications and technology industries. Ranked in the top 0.003 percent of sites in the world by alexa.com*, TMCnet serves nearly two million unique visitors each month, according to WebTrends. TMC is also the first publisher to test new products in its own on-site laboratories, TMC Labs. In addition, TMC produces INTERNET TELEPHONY Conference & EXPO, Communications Developer Conference, IMS Expo and Call Center 2.0 Conference. TMCnet.com publishes more than 15 topical online newsletters. (*alexa.com is an amazon.com company that ranks Web sites by their traffic levels. Neither alexa.com nor amazon.com is affiliated with TMCnet.)

For more information about TMC, visit www.tmcnet.com.


About American Telecom Services

American Telecom Services gives consumers "Good Reasons to Pick up the Phone." The company offers the only home phones that are bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent pending) and is the only provider of DigitalClear(TM) Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using SunRocket or Lingo Internet phone service. For consumers who do not presently have high speed service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. The company's products are available nationally at more than 15,000 retail locations. More company and product information is available at www.atsphone.com

 For American Telecom Services:

  Adam Somer
  Co-President
  678-636-4384
  adam.somer@atsphone.com

  Brett Maas, Principal (Investor Relations)
  Hayden Communications
  646-536-7331
  brett@haydenir.com



                                       ###